                           OFFER TO PURCHASE FOR CASH
                                   7,500 UNITS
                                       OF

            BOSTON FINANCIAL APARTMENT ASSOCIATES LIMITED PARTNERSHIP

                            AT $25.00 NET PER UNIT BY

               EQUITY RESOURCE LEXINGTON FUND LIMITED PARTNERSHIP,

--------------------------------------------------------------------------------

             THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
                 ON APRIL 5, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

Equity Resource Lexington Fund, Limited Partnership, a Massachusetts limited partnership ("Lexington Fund" or the "Purchaser"), hereby offers to purchase 7,500 units ("Units") of limited partnership interests in Boston Financial Apartment Associates Limited Partnership, a Delaware limited partnership (the "Partnership"). Lexington Fund is offering to pay a purchase price of $25.00 for each Unit, net to the seller in cash, without interest, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after March 5, 2001 (without regard to the record date), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer") and less any transfer fee charged by the general partner of the Partnership. Neither Lexington Fund nor Equity Resources Group, Inc., Lexington Fund's manager, is an affiliate of the Partnership or BFTG Residential Properties Inc., the general partner of the Partnership. The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 34.2% of all Units outstanding as of the date of the Offer.

The Offer is subject to certain conditions described in this Offer to Purchase. See "THE OFFER--Section 15--Conditions of the Offer." The Offer is not conditioned upon the valid tender of any minimum number of Units. If more than 7,500 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase up to 7,500 Units, on a pro rata basis, subject to the terms and conditions described in the Offer to Purchase, see "THE OFFER--Section 15--Certain Conditions of the Offer." A limited partner of the Partnership (a "Limited Partner") may tender any or all Units owned by that Limited Partner (A Limited Partner owning 5 or less Units must tender all or none of its Units).

The Offer is subject to certain risks described in this Offer to Purchase. See "THE OFFER--Introduction--Risk Factors."

                                    IMPORTANT

Any Limited Partner desiring to tender any or all of the Units held by that Limited Partner should complete and sign the Agreement of Sale accompanying this Offer to Purchase, in accordance with the instructions set forth in the Agreement of Sale, and mail or deliver the Agreement of Sale and any other required documents to Equity Resources Group, Inc., the manager of the Purchaser, at the address set forth on the back cover of this Offer to Purchase, or request his or her broker, dealer, commercial bank, credit union, trust company or other nominee to effect the transaction for him or her.

BFTG RESIDENTIAL PROPERTIES INC., THE GENERAL PARTNER OF THE PARTNERSHIP, HAS NOT ADVISED THE PURCHASER THAT IT IS MAKING ANY RECOMMENDATION TO ANY LIMITED PARTNER AS TO WHETHER OR NOT TO TENDER UNITS PURSUANT TO THE OFFER TO PURCHASE. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE AGREEMENT OF SALE. NO RECOMMENDATION, INFORMATION, OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

Direct questions or requests for assistance or additional copies of this Offer to Purchase or the Agreement of Sale to:

                          EQUITY RESOURCES GROUP, INC.
                                 14 STORY STREET
                               CAMBRIDGE, MA 02138
                                 (617) 876-4800
                            Info@equityresources.com

                                TABLE OF CONTENTS

SUMMARY TERM SHEET........................................................................................

INTRODUCTION.............................................................................................1

RISK FACTORS.............................................................................................3

TENDER OFFER.............................................................................................5
Section 1.   Terms of the Offer..........................................................................5
Section 2.   Acceptance for Payment and Payment for Units................................................5
Section 3.   Procedures for Tendering Units..............................................................5
Section 4.   Withdrawal Rights...........................................................................7
Section 5.   Extension of Tender Period; Termination; Amendment..........................................7
Section 6.   Certain Tax Consequences....................................................................8
Section 7.   Purpose and Effects of the Offer............................................................8
Section 8.   Future Plans................................................................................9
Section 9.   Past Contacts and Negotiations With General Partner.........................................9
Section 10.  Certain Information Concerning the Partnership ............................................ 9
Section 11.  Background and Reasons for the Offer.......................................................14
Section 12.  Certain Information Concerning the Purchaser...............................................14
Section 13.  Source and Amount of Funds ............................................................... 15
Section 14.  Voting Power ............................................................................. 15
Section 15.  Certain Conditions of the Offer............................................................15
Section 16.  Certain Legal Matters and Required Regulatory Approvals....................................15
Section 17.  Fees and Expenses..........................................................................16
Section 18.  Miscellaneous..............................................................................16

                                   SCHEDULE 1

         Information with respect to the Managers of Equity Resources Group, Inc.
          the Manager of Purchaser (Equity Resources Lexington Fund) ..................................S-1

                                   SCHEDULE 2

         Properties Owned by the Partnership ..........................................................S-2

                               SUMMARY TERM SHEET

         Equity Resource Lexington Fund, a Massachusetts limited partnership ("Lexington Fund") is offering to purchase 7,500 units ("Units") of limited partnership interests in Boston Financial Apartment Associates L.P., a Delaware limited partnership (the "Partnership") for $25.00 per Unit, net to the seller in cash, less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after March 5, 2001, and less any transfer fee charged by the general partner of the Partnership. The following are some questions you, as a Limited Partner, may have, and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the accompanying documents because the information in this summary is not complete, and additional information is contained in the remainder of this Offer to Purchase.

         WHO IS OFFERING TO BUY MY UNITS?

         Lexington Fund is offering to purchase 7,500 Units. Lexington Fund is a Massachusetts Limited Partnership whose manager is Equity Resources Group, Inc., a Massachusetts corporation which is engaged in real estate investment and consulting. See "THE OFFER--Section 12--Certain Information Concerning the Purchaser."

         WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

         Lexington Fund is seeking to purchase 7,500 Units of limited partnership interests in the Partnership. This represents 34.2% of the Partnership's outstanding units. See "INTRODUCTION."

         HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY FEES OR COMMISSIONS?

         Lexington Fund is offering to pay $25.00 per Unit, net to you less the amount of any distributions declared or paid from any source by the Partnership with respect to your Units after March 5, 2001 and less any transfer fee charged by the general partner of the Partnership. The transfer fee charged by the general partner is $10 per unit with a minimum fee of $75 per transaction (not per unit). If you tender your Units in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. See "INTRODUCTION."

         DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

         The Purchaser expects that approximately $187,500 (exclusive of fees and expenses) will be required to purchase 7,500 Units, if tendered. The Purchaser will obtain those funds from capital contributions from its members, which have an aggregate net worth substantially in excess of the amount required to purchase the 7,500 Units. See "THE OFFER--Section 13--Source and Amount of Funds."

         IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

         We do not think our financial condition is relevant to your decision whether to tender in the offer because the form of payment is cash, and we have sufficient financial resources relative to the consideration to be paid in the offer. Additionally, the offer is not subject to any financing condition. See "THE OFFER--Section 13--Source and Amount of Funds."

         HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

         You will have at least until 12:00 midnight, Eastern Time, on April 5, 2001, to decide whether to tender your units in the offer. In addition, if we decide to extend the offering period or to include a subsequent offering period or periods in the offer as described below, you will have an additional opportunity to tender your units. See "THE OFFER--Section 3--Procedures for Tendering Units."

         CAN THE OFFER BE EXTENDED OR AMENDED AND UNDER WHAT CIRCUMSTANCES?

         Yes, we may elect to extend the offer:

-        to extend the period of time during which the offer is open;

- upon the failure of a Limited Partner to satisfy any of the conditions specified in Section 15, to delay the acceptance for payment of, or payment for, any Units; and

- to amend the offer in any respect (including, without limitation, by increasing or decreasing the offer price).

         In addition, we may also elect to provide a "subsequent offering period" for the offer. A subsequent offering period, if any, will be an additional opportunity for you to tender your units (if you have not already done so) and receive the offer price following the expiration of the offer. If you do not tender your units during the initial offering period or the subsequent offering period, if any, you will not have the opportunity to accept the offer. See "THE OFFER--Section 5--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment."

         HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF YOU DECIDE TO INCLUDE A SUBSEQUENT OFFERING PERIOD?

         If we decide to extend the offer, we will send each Limited Partner notification of the extension, not later than 9:00 a.m., Eastern Time, on the business day after the day on which the offer was scheduled to expire. In addition, if we decide to include a subsequent offering period, we will send each Limited Partner notification of the extension not later than 9:00 a.m., Eastern Time on the next business day after the expiration date of the initial offering period. See "THE OFFER--Section 5--Extension of Tender Period; Subsequent Offering Period; Termination; Amendment."

         WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

         We are not obligated to purchase any units in the offer if we have not confirmed to our reasonable satisfaction that, upon purchase of the units, we will be entitled to receive all distributions, from any source, from the Partnership after March 5, 2001, and that the Partnership will change the address associated with the holder of the units to our address. See "THE OFFER--Section 15--Certain Conditions of the Offer."

         HOW DO I TENDER MY UNITS?

         In order to tender your units properly, you must properly complete and execute an Agreement of Sale and deliver it to our address set forth on the back cover of the offer to purchase not later than the time the offer expires. See "THE OFFER--Section 3--Procedures for Tendering Units."

         HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

         To withdraw your units after you have tendered them, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to us while you still have the right to withdraw the units. See "THE OFFER--Section 4--Withdrawal Rights."

         UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

         You can withdraw units at any time until the offer has expired, and, if we have not accepted your units for payment by 10 days after the expiration date, you can withdraw them at any time after the date until we accept units for payment. See "THE OFFER--Section 4--Withdrawal Rights."

         WHAT DOES THE PARTNERSHIP THINK OF THE OFFER?

         We have not been informed by BFTG Residential Properties Inc., the general partner of the Partnership, that it is making any recommendation to you as to whether or not to tender units pursuant to the offer.

         WILL THERE BE ANY CHANGE TO THE PARTNERSHIP OR MY UNITS IF I DECIDE NOT TO TENDER MY UNITS?

         It is expected that following the offer, the business and operations of the Partnership will be continued substantially as they are currently being conducted today. We are acquiring the units for investment purposes only, not with a view toward affecting management of the Partnership. You should note, however, that if we purchase an additional 7,500 units, we and our affiliates will own 45% of the outstanding units. Although this would not represent a majority interest, this increase in ownership would give us and our affiliates increased control over any vote of the limited partners. See "THE OFFER--Section 8--Future Plans" and "--Section 14--Voting Power."

         WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

         PARTNERSHIP SPECTRUM, a national reporting service covering limited partnerships, reported no activity for Units on the informal market "matching service" between September 1, 1999 and October 31, 2000. See "RISK FACTORS."

         WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         You can call Equity Resources Group, Inc., our manager, who is acting as the information agent for the offer, at (617) 876-4800 or e-mail them at Info@equityresources.com.

                                  INTRODUCTION

         Equity Resource Lexington Fund, a Massachusetts limited partnership ("Lexington Fund" or the "Purchaser"), is offering to purchase 7,500 units ("Units") of limited partnership interests in Boston Financial Apartment Associates Limited Partnership, a Delaware limited partnership (the "Partnership"). Lexington Fund is offering to pay $25 for each Unit, net to the seller in cash, without interest, and less any transfer fee charged by the general partner of the Partnership and less the amount of any distributions declared or paid from any source by the Partnership with respect to the Units after March 5, 2001 (without regard to the record date, the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute, the "Offer"). The transfer fee charged by the General Partner is $10 per unit with a minimum fee of $75 per transaction (not per unit).

         The Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 34.2% of the Units outstanding as of the date of the Offer. Neither Lexington Fund nor its manager Equity Resources Group, Inc., is an affiliate of the Partnership. The Offer to Purchase is not conditioned upon the valid tender of any minimum number of Units. If more than 7,500 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase up to 7,500 Units, on a pro rata basis, subject to the terms and conditions described in this Offer to Purchase, see "OFFER--Section 15--Certain Conditions of the Offer." A limited partner of the Partnership (a "Limited Partner") may tender any or all Units owned by that Limited Partner (a Limited Partner owning 5 or less Units must tender all or none of its Units).

PAYMENT OF THE OFFER PRICE

         For those Limited Partners who accept the Offer, a cash payment for Units will be made to those Limited Partners within ten (10) business days following the expiration date of the Offer, as long as Lexington Fund has received from those Limited Partners a properly completed and duly executed Agreement of Sale and assurances from the general partner of the Partnership that the address applicable to the holder of those Units will be changed to the Purchaser's address. The Purchasers may accept only a portion of the Units tendered by a Limited Partner in the event a total of more than 7,500 Units are tendered.

MARKET VALUE OF THE UNITS

         PARTNERSHIP SPECTRUM, a national reporting service covering limited partnerships, reported no activity for Units on the INFORMAL MARKET "MATCHING SERVICE" between September 1, 1999 and October 31, 2000. The Purchaser and its affiliates have purchased 70 Units in the Partnership during the past twelve months at a price of $20.00 per Unit. The Purchaser and its affiliates' last purchase was made on December 8, 2000.

NO SELLING COMMISSIONS

         Units sold in the informal market "matching service" usually require payment of a selling commission of the greater of $200 or 8.75%. If you accept the Offer, however, you will NOT pay any selling commission.

PURPOSE OF THE OFFER

The purpose of the Offer is to allow the Purchaser to benefit from any one or a combination of the following:

- any cash distributions, whether these distributions are classified as a return on, or a return of, capital, from the operations in the ordinary course of the Partnership;

- any distributions of net proceeds from the sale of assets by the Partnership;

- any distributions of net proceeds from the liquidation of the Partnership;

-        any cash from any redemption of the Units by the Partnership, and

- any proceeds that may be received by the Limited Partners or by the Partnership as a result of any litigation. The Purchaser is not aware of any current or pending litigation involving the Partnership.

         The Offer is not conditioned upon the valid tender of any minimum number of the Units. If more than 7,500 Units are tendered and not withdrawn, the Purchaser will accept up to 7,500 of the tendered Units on a pro rata basis, subject to the terms and conditions described in this Offer to Purchase. Regardless of the number of Units tendered in the Offer, any Limited Partner tendering 5 or fewer units will be exempt from proration, as long as that Limited Partner tenders all of that Limited Partner's units. See "THE OFFER-Section 15--Certain Conditions of the Offer. The Purchaser expressly reserves the right, in its sole discretion and for any reason, to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to do so.

CERTAIN INFORMATION ABOUT THE PARTNERSHIP

         The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance with that act, is required to file reports and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial condition and other matters. These reports and other information may be inspected at the public reference facilities maintained by the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and is available for inspection and copying at the regional offices of the SEC located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates or from the SEC's Website at http://www.sec.gov.

         The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments to the Schedule TO, including exhibits, may be inspected and copies may be obtained from the SEC in the manner specified above.

         According to publicly available information, there were 21,915 Units issued and outstanding on September 30, 2000, held by 2,197 Limited Partners.

         Information contained in this Offer to Purchase which relates to, or represents statements made by, the Partnership, has been derived from information provided in reports and other information filed with the SEC by the Partnership.

         Limited Partners are urged to read this Offer to Purchase and the accompanying Agreement of Sale carefully before deciding whether to tender their Units in the Offer.

                                  RISK FACTORS

Before making a decision whether or not to accept the Offer, you should consider the following Risk Factors:

IN MAKING THE OFFER, THERE HAS BEEN NO THIRD PARTY VALUATION OR APPRAISAL.

No independent party has been retained by Lexington Fund or any other person to evaluate or render any opinion to Limited Partners with respect to the fairness of the Offer Price, and no representation is made as to any fairness or other measures of value that may be relevant to Limited Partners. In making the Offer, Lexington Fund has not based its valuation of the properties owned by the Partnership on any third-party appraisal or valuation and it is uncertain whether the Offer Price reflects the value that would be realized upon the sale of Units by a Limited Partner to a third party. We urge Limited Partners to consult their own financial and tax advisors in connection with the Offer.

THE OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE OF UNITS.

There is no established or regular trading market for Units, nor is there another reliable standard for determining the fair market value of the Units. The Offer Price does not necessarily reflect the price that Limited Partners might receive in an open market sale of Units. Those prices could be higher than the Offer Price.

THE OFFER PRICE DOES NOT TAKE INTO ACCOUNT ANY FUTURE PROSPECTS OF THE PARTNERSHIP.

The Offer Price is speculative in nature and does not ascribe any value to potential future improvements in the operating performance of the Partnership's properties.

THE OFFER PRICE MAY NOT REPRESENT THE VALUE THAT A LIMITED PARTNER MIGHT RECEIVE UPON A LIQUIDATION OF THE PARTNERSHIP.

Although a liquidation of the Partnership is not anticipated in the near future, you might receive more value if you retain Units until the Partnership is liquidated. The actual proceeds which might be obtained upon liquidation of the Partnership are highly uncertain and could be more than the Offer Price. Limited Partners are not required to accept the Offer and tender their Units.

THERE MAY BE CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

Lexington Fund is making the Offer with a view toward making a profit. Accordingly, there is a conflict between Lexington Fund's desire to acquire your Units at a low price and your desire to sell your Units at a high price. Lexington Fund's intent is to acquire the Units at a discount to the value Lexington Fund might ultimately realize from owning the Units. Although Lexington Fund cannot predict the future value of the Partnership assets on a per Unit basis, the Offer Price could differ significantly from the net proceeds that could be realized from a current sale of the properties owned by the Partnership or that may be realized upon future liquidation of the Partnership.

WE MAY CONDUCT FUTURE OFFERS AT A HIGHER PRICE.

It is possible that we may conduct a future offer at a higher price than the Offer Price. That decision will depend on, among other things, the performance of the Partnership, prevailing economic conditions and our interest in acquiring additional Units.

IF YOU ACCEPT THE OFFER AND SELL YOUR UNITS, YOU MAY RECOGNIZE TAXABLE GAIN ON YOUR SALE.

A sale of Units in the Offer will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the Units you transfer to us. The tax consequences of the Offer to a particular Limited Partner may be different from those of other Limited Partners and we urge you to consult your own tax advisor in connection with the Offer.

IF YOU ACCEPT THE OFFER AND SELL YOUR UNITS, YOU WILL LOSE THE RIGHT TO RECEIVE TO SHARE IN THE FUTURE PROFITS OF THE PARTNERSHIP.

Limited Partners who sell their Units will be giving up the opportunity to participate in any future potential benefits associated with ownership of Units, including the right to participate in any future distribution of cash or property.

THE OFFER WILL INCREASE OUR STAKE IN THE PARTNERSHIP.

Lexington Fund and its affiliates currently own 2,365 units, representing 10.8% of the Partnership's outstanding Units. If Lexington Fund purchases an additional 7,500 Units, Lexington Fund and its affiliates will own 45% of the Partnership's outstanding Units. Although this would not represent a majority interest, this increase in ownership would give Lexington Fund and its affiliates increased control over any vote of the Limited Partners.

                                    THE OFFER

SECTION 1.  TERMS OF THE OFFER.

         Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 7,500 Units that are validly tendered on or prior to the Expiration Date (as defined below). The term "Expiration Date" means 12:00 midnight, Eastern Time, on April 5, 2001, unless the Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See "Offer--Section 15--Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. Purchaser, in its sole discretion, for any reason, may terminate the Offer by providing notice of termination as set forth in
Section 5 of this Offer to Purchase. The Purchaser will not be required to accept for payment or to pay for any Units tendered, and may amend or terminate the Offer if:

         - the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units, the Purchaser will be entitled to receive all distributions, from any source, from the Partnership after March 5, 2001, and that the Partnership will change the address applicable to the holder of the Units tendered in the Offer to Purchaser's address;

         -  the Agreement of Sale is not properly completed and duly executed.

SECTION 2.  PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         If not less than 7,500 Units are validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all of those Units so tendered.

         If more than 7,500 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 7,500 Units so tendered, on a pro rata basis, with appropriate adjustments to avoid tenders of fractional Units and purchases that would violate the Partnership's Agreement of Limited Partnership. Regardless of the number of Units tendered in the Offer, any Limited Partner tendering 5 or fewer units will be exempt from proration, as long as that Limited Partner tenders all of that Limited Partner's units.

         In the event that proration is required, the Purchaser will determine the precise number of Units to be accepted and will announce the final results of proration as soon as practicable, but in no event, later than five (5) business days following the Expiration Date. Purchaser will not pay for any Units tendered until after the final results of proration have been determined.

         If, prior to the Expiration Date, the Purchaser increases the Offer Price, the increased Offer Price will be paid for all Units accepted for payment pursuant to the Offer, whether or not those Units were tendered prior to such increase.

SECTION 3.  PROCEDURES FOR TENDERING UNITS.

VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Sale must be received by Lexington Fund at its address set forth on the back cover of this Offer to Purchase, on or prior to the Expiration Date and not withdrawn prior to the Expiration Date. A Limited Partner may tender any or all Units owned by that Limited Partner (a Limited Partner owning 5 or less Units must tender all or none of its Units).

         The delivery of the Agreement of Sale will be deemed made only when actually received by Lexington Fund. Sufficient time should be allowed by a Limited Partner electing to tender Units in the Offer to ensure timely delivery.

BACKUP FEDERAL INCOME TAX WITHHOLDING. A tendering Limited Partner must verify that Limited Partner's correct taxpayer identification number or social security number, as applicable, and make certain warranties and representations that it is not subject to backup federal income tax withholding as set forth in the Agreement of Sale.

TENDERS BY BENEFICIAL HOLDERS. A tender of Units can only be made by the Registered Owner of those Units, and the party whose name appears as Registered Owner must tender those Units on behalf of any beneficial holder, as set forth in the "Instructions" to the Agreement of Sale.

DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the form of documents and validity, eligibility (including time of receipt), and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties.

OTHER REQUIREMENTS. By executing and delivering the Agreement of Sale, a tendering Limited Partner (who does not properly withdraw acceptance of the Offer prior to the Expiration Date) irrevocably appoints the Purchaser as that Limited Partner's proxy, with full power of substitution. All proxies are irrevocable and coupled with an interest in the tendered Units and empower the Purchaser to exercise all voting and other rights of such Limited Partner as it in its sole discretion may deem proper at any meeting of Limited Partners. The complete terms and conditions of the proxy are set forth in the Agreement of Sale.

         By executing and delivering the Agreement of Sale, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its designees as the Limited Partner's attorneys-in-fact. This appointment will be effective upon Purchaser's payment for the Units. The complete terms and conditions of the Power of Attorney are set forth in the Agreement of Sale.

         By executing and delivering the Agreement of Sale, a tendering Limited Partner will irrevocably assign to the Purchaser and its assignees all right, title, and interest that the Limited Partner has to the Units, including, without limitation, any and all distributions made by the Partnership after March 5, 2001, regardless of the fact that the record date for any such distribution may be a date prior to the Expiration Date and whether those distributions are classified as a return on, or a return of, capital. The complete terms and conditions of the assignment of the Units are set forth in the Agreement of Sale.

         By executing the Agreement of Sale, a tendering Limited Partner represents that either:

         - the Limited Partner is not a "plan" subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R Section 2510-3-101 of any "plan"; or

         - the tender and acceptance of Units pursuant to the applicable Offer will not result in a nonexempt prohibited transaction under
            Section 406 of ERISA or Section 4975 of the Code.

         By executing the Agreement of Sale, a tendering Limited Partner also agrees that regardless of any provision in the Partnership's Agreement of Limited Partnership which provides that a transfer is not effective until a date subsequent to the date of any transfer of Units under the Offer, the Offer Price will be reduced by any distributions with respect to the Units after March 5, 2001, whether those distributions are classified as a return on, or a return of, capital.

         Limited Partners will not have any appraisal or dissenters' rights with respect to or in connection with the Offer.

SECTION 4.  WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. In the event that the Offer is extended beyond the Expiration Date, the Units tendered may be withdrawn at any time.

         In order for a withdrawal to be effective, a signed, written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, and the number of Units to be withdrawn. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time prior to the Expiration Date by following the procedures described in Section 3.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

SECTION 5.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.

         The Purchaser expressly reserves the right, in its sole discretion, at any time:

         -  to extend the period of time during which the Offer is open;

         -  to terminate the Offer;

         - upon the failure of a Limited Partner to satisfy any of the conditions specified in Section 15, to delay the acceptance for payment of, or payment for, any Units; and

         - to amend the Offer in any respect (including, without limitation, by increasing or decreasing the Offer Price).

         Any extension, termination, or amendment will be followed as promptly as practicable by a mailing notifying each Limited Partner, the mailing in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by the rules and regulations of the SEC. The minimum period during which an Offer must remain open following a material change in the terms of the Offer or of information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought, however, a minimum ten-business-day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

         The Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period"), subject to the conditions set forth in Rule 14d-11 of the Exchange Act. A Subsequent Offering Period, if one is provided, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time from three business days to up to twenty business days following the expiration of the Offer, in which Limited Partners may tender (but not withdraw) Units not tendered during the Offer. Any decision to provide a Subsequent Offering Period will be announced no later than 9:00 a.m., Eastern Time, on the next business day after the expiration of the Offer. The Purchaser will announce the approximate number of Units which have been tendered as of the expiration of the Offer and such Units will be immediately accepted and promptly paid for. If Purchaser decides to provide for a Subsequent Offering Period, and that period is for a period of time which is less than fifteen business days, the Purchaser may extend (and re-extend) such Subsequent Offering Period up to an aggregate of fifteen business days. Each of the Offer Conditions must either be satisfied or waived prior to the commencement of any Subsequent Offering Period.

         Rule 14d-7 of the Exchange Act provides that no withdrawal rights apply to Units tendered during a Subsequent Offering Period or Units tendered in the Offer and accepted for payment. During a Subsequent Offering Period, the Purchaser will promptly purchase and pay for any Units tendered at the same price paid in the Offer.

SECTION 6.  CERTAIN TAX CONSEQUENCES

         A sale of Units in the Offer will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the Units you transfer to us.

LIMITED PARTNERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH LIMITED PARTNER OF SELLING UNITS PURSUANT TO THE OFFER.

SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.

         The Purchaser is making the Offer for investment purposes with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made as to the fairness of the Offer Price.

         The Purchaser established the Offer Price based on its own independent analysis of the Partnership. In determining the estimated value of the Units, the Purchaser reviewed the Partnership's original prospectus, the Agreement of Limited Partnership, the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1999 ("1999 10-K") and the Partnership's Quarterly Report on Form 10-Q for the period ended September 30, 2000 ("September 30, 2000 10-Q").

         Other measures of value may be relevant to a Limited Partner, and all Limited Partners are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial, or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units. The Offer is being made as a speculative investment by the Purchaser based on its belief that there is inherent underlying value in the assets of the Partnership. The purpose of the Offer is to allow the Purchaser to benefit to the greatest extent possible from any one or a combination of the following:

         - any cash distributions, whether those distributions are classified as a return on, or a return of, capital, from the operations in the ordinary course of the Partnership;

         - any distributions of net proceeds from the sale of assets by the Partnership;

         - any distributions of net proceeds from the liquidation of the Partnership;

         -  any cash from any redemption of the Units by the Partnership, and

         - any proceeds that may be received by the Limited Partners or by the Partnership as a result of litigation (the Purchaser is not aware of any current or pending litigation involving the Partnership).

PRICE RANGE OF UNITS; DISTRIBUTIONS.

LACK OF PUBLIC MARKET. At present, privately negotiated sales and sales through intermediaries (e.g., through the trading system operated by the American Partnership Board, which publishes sell offers by holders of Units) are the only means available to a Limited Partner to liquidate an investment in Units (other than by accepting the Offer) because the Units are not listed or traded on any national securities exchange or quoted on NASDAQ. The Purchaser and its affiliates have purchased 70 Units in the Partnership during the past twelve months at a price of $20.00 per Unit. The Purchaser and its affiliates' last purchase was made on December 8, 2000.

SECTION 8.  FUTURE PLANS.

FUTURE PLANS OF THE PURCHASER. The Purchaser is acquiring the Units pursuant to the Offer for investment purposes. However, the Purchaser and its affiliates may acquire additional Units through private purchases, one or more future tender offers, or by any other means deemed advisable. Those future purchases may be at prices higher or lower than the Offer Price.

FUTURE PLANS OF THE PARTNERSHIP. Except as otherwise set forth in this Offer to Purchase, it is expected that following the Offer, the business and operations will be continued substantially as they are currently being conducted. For a description of the Partnership's business, Limited Partners are urged to review the 1999 10-K and September 30, 2000 10-Q.

SECTION 9.  PAST CONTACT AND NEGOTIATIONS WITH GENERAL PARTNER.

         Since 1982, and continuing until the date of this Offer, various affiliates of the Purchaser have engaged in ongoing conversations and exchanges of correspondence with various affiliates of the Partnership and affiliates of the general partner of the Partnership with regard to these affiliates' ownership of Units and other partnership interests in which the general partner of the Partnership is affiliated. These conversations have principally involved requests to obtain the list of Limited Partners and other information concerning the Partnership. NO DISCUSSIONS HAVE TAKEN PLACE BETWEEN THE PURCHASER AND ITS AFFILIATES AND AFFILIATES OF THE PARTNERSHIP WITH REGARD TO THIS OFFER.

SECTION 10.  CERTAIN INFORMATION CONCERNING THE PARTNERSHIP.

         Except as otherwise indicated, information contained in this Section 10 is based upon filings made by the Partnership with the SEC. Although the Purchaser has no information that any statements contained in this Section 10 are untrue, the Purchaser is not assuming any responsibility for the accuracy or completeness of any information contained in this Section 10 which is derived from those filings, or for any failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any information but which are unknown to the Purchaser.

GENERAL. The Partnership was organized on July 21, 1981 under the laws of the State of Delaware. Its principal executive offices are located at 101 Arch Street Boston, MA 02110-1106. Its telephone number is (617) 439-3911.

THE PARTNERSHIP'S PRIMARY BUSINESS IS REAL ESTATE OWNERSHIP AND RELATED OPERATIONS. The Partnership was formed for the benefit of its Limited Partners, to make equity investments in other limited partnerships which own and operate multi-family residential properties which are assisted by federal, state or local government agencies. The Partnership's investment portfolio currently consists of the following limited partnerships:

         -  Bear Creek (Asheville, North Carolina)
         -  Buttonwood Tree (Wichita, Kansas)
         -  Chelsea Village (Indianapolis, Indiana)
         -  Park Hill (Lexington, Kentucky)
         -  Pheasant Ridge (Moline, Illinois)
         -  The Woods of Castleton (Indianapolis, Indiana)
         -  Westport Plaza (Chico, California)
         -  Wood bridge (Bloomington, Indiana)
         -  Youngstoun (Hagerstown, Maryland)

ORIGINALLY ANTICIPATED TERM OF PARTNERSHIP; ALTERNATIVES. According to the Partnership's Prospectus dated July 21, 1981, the Partnership was organized to invest in equity investments in other limited partnerships. The Partnership currently owns limited partnership interests in nine limited partnerships.

SELECTED FINANCIAL AND PROPERTY-RELATED DATA. Set forth below is a summary of certain financial and statistical information with respect to the Partnership, all of which has been excerpted or derived from the 1999 10-K and September 30, 2000 10-Q. More comprehensive financial and other information is included in those reports and other documents filed by the Partnership with the SEC, and the following summary is qualified in its entirety by reference to those reports and other documents and all the financial information and related notes contained in those reports.

            BOSTON FINANCIAL APARTMENT ASSOCIATES LIMITED PARTNERSHIP
                             SELECTED FINANCIAL DATA

        FROM FORM 10-QSB FOR PERIOD ENDING SEPTEMBER 30, 2000 (UNAUDITED)


                     BALANCE SHEET


ASSETS
Cash and cash equivalents                                     $172,291
Interest receivable                                           $23,057
Marketable securities, at fair value                          $1,480,518
Investments in Local Limited Partnerships                     --
                                                              ----------
         Total Assets                                         $1,675,866
                                                              ==========

LIABILITIES AND PARTNERS' EQUITY
Liabilities:
Accounts payable to affiliate                                 $70,826
Accounts payable and accrued expenses                         $37,512
                                                              ----------
         Total Liabilities                                    $108,338

Partners' Equity                                              $1,567,528
                                                              ----------
         Total Liabilities and Partners' Equity               $1,675,866
                                                              ==========



                    STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2000 and 1999 (Unaudited)



                           THREE MONTHS ENDED                  NINE MONTHS ENDED
                           September 30,     September 30      September 30,    September 30,
                           2000              1999              2000             1999
                           --------------    -------------     --------------   -------------
REVENUE:
Distribution income        $10,000           --                $138,391         $189,235
Investment                 $19,891           $14,335           $81,869          $46,347
Other                      $225              $775              $1,425           $1,550
                           --------------    -------------     --------------   -------------
Total Revenue              $30,116           $15,110           $221,685         $237,132
                           --------------    -------------     --------------   -------------
EXPENSES:
General and administrative $30,962           $20,465           $105,616         $83,845
Management fees            --                --                --               $18,924
(related party)
Total Expenses             $30,962           $20,465           $105,616         $102,769
                           --------------    -------------     --------------   -------------

Income (Loss)  before equity in income of
Local Limited Partnership  ($846)            ($5,355)          $116,069         $134,363

Equity in income of Local Limited
Partnership                $45,891           --                $9,008           --
                           --------------    -------------     --------------   -------------

Net Income (Loss           $45,045           $(5,355)          $125,077         $134,363
                           ==============    =============     ==============   =============

Net Income (Loss) allocated:
   To General Partners     $417              $(268)            $5,894           $6,718
   To Limited Partners     $44,628           ($5,087)          $119,183         $127,645
                           --------------    -------------     --------------   -------------
                           $45,045           $(5,355)          $125,077         $134,363
                           ==============    =============     ==============   =============

Net Income (Loss) per Limited Partnership
Unit (21,915 Units)        $2.04             $(0.23)           $5.44            $5.82
                           ==============    =============     ==============   =============


                   STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2000 and 1999 (Unaudited)

                                                               2000             1999
                                                               ----             ----
Net cash provided by (used for) operating activities          $29,914        $(57,497)

Net cash used for investing activities                        ($16,776)      ($43,763)

Net cash used for financing activity                          ($3,200,000)    --
                                                              -------------   -----------
Net decrease in cash and cash equivalents                     ($3,186,862)    ($101,260)
Cash and cash equivalents, beginning                          $3,359,153      $159,298
                                                              -------------   -----------
Cash and cash equivalents, ending                             $172,291        $58,038
                                                              =============   ===========

    FROM FORM 10-KSB FOR YEAR ENDING DECEMBER 31, 1999

                      BALANCE SHEET


ASSETS

Cash and cash equivalents                            $3,359,153
Interest receivable                                  $12,664
Marketable securities, at fair value                 $1,055,252
Investment in Local Limited Partnerships             $246,883
                                                     -----------
Total Assets                                         $4,673,952
                                                     ===========
LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
Accounts payable to affiliate (Note 6)               $7,156
Accounts payable and accrued expenses                $37,180
                                                     ============
         Total Liabilities                           $44,336

         Partners' Equity                            $4,629,616
                                                     ------------
Total Liabilities and Partners' Equity               $4,673,952
                                                     ============



                  STATEMENTS OF OPERATIONS
       For the Years Ended December 31, 1999 and 1998

                                            1999                       1998
                                            ----                       ----
REVENUE:
Distribution income                         $126,726                   $198,606
Investment                                  $63,439                    $53,747
Other                                       $1,955                     $7,825
                                            ----------                 ----------
Total Revenue                               $192,120                   $260,178
                                            ----------                 ----------
EXPENSES:
   General and administrative expenses (includes
   reimbursements to affiliates in the amounts of
   $62,410 and $64,244, respectively)       $109,653                   $112,156
   Management Fees, related party           $18,924                    $19,860
                                            ----------                 ----------
Total Expenses                              $128,577                   $132,016
                                            ----------                 ----------

Income before equity in income of Local
Limited Partnerships and loss on
disposition                                 $63,543                    $128,162
                                            ----------                 ----------
Equity in income of Local Limited

Partnerships                                $3,509,392                  --
                                            ----------                 ----------
Net Income                                  $3,572,935                 $128,162
                                            ==========                 ==========

Net Income allocated:
To General Partners                         $38,271                    $6,408
To Limited Partners                         $3,534,664                 $121,754
                                            ----------                 ----------
                                            $3,572,935                 $128,162
                                            ==========                 ==========

Basic income before equity in income
of Local Limited Partnership and loss
on disposition of Interest allocated
to the Limited Partners per
Limited Partnership Unit (21,915 Units)     $2.75                      $5.56
                                            ==========                 ===========

Equity income and loss on disposition
   of interest allocated to the Limited
   Partners per Limited Partnership Unit
   (21,915 Units)                           $158.54                    --
                                            ==========                 ==========

Basic Net Income per Limited Partnership
   Unit (21,915 Units)                      $161.29                    $5.56
                                            ==========                 ==========


                    STATEMENTS OF CASH FLOWS
        For the Years Ended December 31, 1999 and 1998

                                                           1999              1998
                                                           ----              ----
Cash flows from operating activities:
   Net income                                              $3,572,935        $128,162
   Adjustments to reconcile net income
   to net cash used for operating activities:
     Equity in income of Local Limited Partnerships        ($3,509,392)      --
     Distribution income included in cash distributions
       received from Local Limited Partnerships            ($126,726)        ($198,606)
     Gains on sales of marketable securities               ($846)            ($821)
     Increase (decrease)  in cash arising from changes in
     operating  assets and liabilities:
       Interest receivable                                 ($1,306)          $1,834

       Other assets                                        $1,475            $51

       Accounts payable to affiliates                      $1,943            $103
       Accounts payable and accrued expenses               $4,255            ($1,950)
                                                           ----------        -----------
Net cash used for operating activities                     ($57,662)         ($71,227)
                                                           ----------        -----------

Cash flows from investing activities:

   Purchases of marketable securities                      ($1,096,704)      ($1,124,016)
   Proceeds from sales and maturities of
     marketable securities                                 $964,986          $1,013,095

   Cash distributions received from Local
     Limited Partnerships                                  $3,389,235        $198,606
                                                           ----------        -----------

Net cash provided by investing activities                  $3,257,517        $87,685
                                                           ----------        -----------

Net increase in cash and cash equivalents                  $3,199,855        $16,458
Cash and cash equivalents, beginning                       $159,298          $142,840
                                                           ----------        -----------

Cash and cash equivalents, ending                          $3,359,153        $159,298
                                                           ==========        ===========

OTHER INFORMATION. The Partnership is subject to the reporting requirements of the Exchange Act and accordingly is required to file reports and other information with the SEC relating to its business, financial results and other matters. These reports and other documents may be inspected at the SEC's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, where copies may be obtained at prescribed rates, and at the regional offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and other information filed electronically with the SEC, the address of which is http://www.sec.gov.

CASH DISTRIBUTIONS HISTORY. The Partnership has made cash distributions to Limited Partners of $124 per Unit in 2000 (through November 28, 2000). That distribution was comprised partially of cash flow from operations and the sale of properties owned by local limited partnerships in 1999. Prior to the 2000 distribution, the last distribution made by the Partnership was on July 11, 1996 ($5 per Unit).

SECTION 11.  BACKGROUND AND REASONS FOR THE OFFER.

         The Purchaser is in the business of acquiring fractional investment interests for long-term retention and seeks to purchase the Units in furtherance of that strategy. The Purchaser and its affiliates have been in this business since 1981. The Units acquired as a result of the Offer will be held as long-term investments and not with a view to a resale. The Purchaser does not acquire general partner interests nor is it engaged in property management. The Purchaser does not currently intend to establish control of the Partnership in the future through subsequent tender offers or other purchasers of Units.

SECTION 12.  CERTAIN INFORMATION CONCERNING THE PURCHASER.

         The Purchaser is a Massachusetts limited partnership which was organized for the purpose of acquiring the Units pursuant to the Offer. The Manager of the Purchaser is Equity Resources Group, Inc., a Massachusetts corporation ("ERG" or "Bidder"), which is controlled by Eggert Dagbjartsson. ERG is engaged in real estate investment and consulting. The Purchaser's and ERG's offices are located at 14 Story Street Cambridge, MA 02138. For certain information concerning the members of ERG, see Schedule 1 to this Offer to Purchase.

         Except as otherwise set forth in this Offer to Purchase,

         - neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units;

         - neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser or any member, director, executive officer, or subsidiary of any of the foregoing has effected any transaction in the Units;

         - neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings, or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations;

         - there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Purchasers, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand; and

         - there have been no contracts, negotiations, or transactions between the Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer (other than as described in Section 8 of this Offer) or other acquisition of securities, an election or removal of the General Partner, or a sale or other transfer of a material amount of assets.

SECTION 13.  SOURCE AND AMOUNT OF FUNDS.

         The Purchaser expects that approximately $187,500 (exclusive of fees and expenses) will be required to purchase 7,500 Units, if tendered. The Purchaser will obtain those funds from capital contributions from its members, which have an aggregate net worth substantially in excess of the amount required to purchase the 7,500 Units. No third-party financing is required in connection with the Offer. Because the only consideration in the Offer is cash, and in view of the relatively small amount of consideration payable in relation to the financial capability of the Purchaser and its affiliates, Purchaser believes the financial condition of Purchaser is not material to a decision by Limited Partners whether to tender Units in the Offer.

SECTION 14.  VOTING POWER.

         The Purchaser and its affiliates currently own 2,365 units, representing 10.8% of the Partnership's outstanding Units. If the Purchaser purchases an additional 7,500 Units, the Purchaser and its affiliates will own 45% of the Partnership's outstanding Units. Although this would not represent a majority interest, this increase in ownership would give the Purchaser and its affiliates increased control over any vote of the Limited Partners.

SECTION 15.  CERTAIN CONDITIONS OF THE OFFER

         Purchaser, in its sole discretion, for any reason, may terminate the Offer by providing notice of termination as set forth in Section 5 of this Offer to Purchase. The Purchaser will not be required to accept for payment or to pay for any Units tendered, and may amend or terminate the Offer if:

         - the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units, the Purchaser will be entitled to receive all distributions, from any source, from the Partnership after March 5, 2001, and that the Partnership will change the address associated with the holder of the Units to Purchaser's address;

         -  the Agreement of Sale is not properly completed and duly executed.

         The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to that condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise these rights will not be deemed a waiver of those rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 15 will be final and binding upon all parties.

SECTION 16.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS.

         Except as set forth in this Offer to Purchase, based on its review of filings made by the Partnership with the SEC and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units in the Offer. In addition, the Purchaser is not aware of any filings, approvals, or other actions by or with any domestic, foreign, or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any approval or other action be required, there can be no assurance that any additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain that approval. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions. See "THE OFFER--Section 15--Certain Conditions of the Offer."

         ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated under the HSR Act by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Purchaser does not currently believe any filing is required under the HSR Act with respect to its acquisition of Units contemplated by the Offer.

         STATE TAKEOVER LAWS. The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, and nothing in the Offer, nor any action taken in connection with the Offer, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In that case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

SECTION 17.  FEES AND EXPENSES

         Equity Resources Group, Inc. has been retained by the Purchaser to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable and customary compensation for its services in connection with the Offer and will be indemnified against certain liabilities and expenses in connection with its service as the Information Agent.

         Except as set forth in this Section 17, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees, if any, will, upon request, be reimbursed by the Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

SECTION 18.   MISCELLANEOUS.

         THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) LIMITED PARTNERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF UNITS TENDERED IN THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OF THE ACCEPTANCE OF UNITS TENDERED IN THE OFFER WOULD BE ILLEGAL.

         In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Purchaser will withdraw the Offer. The Purchaser has filed with the SEC, the Schedule TO, together with exhibits, pursuant to Rule 14d-1 of the General Rules and Regulations under the Exchange Act, furnishing information with respect to the Offer, and may file amendments to that Schedule TO. The Schedule TO and any amendments to that Schedule TO, including exhibits, may be examined and copies may be obtained from the SEC as set forth above in "Introduction."

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Agreement of Sale and, if given or made, any information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                          EQUITY RESOURCES GROUP, INC.
                                 14 STORY STREET
                               CAMBRIDGE, MA 02138
                                 (617) 876-4800
                            INFO@EQUITYRESOURCES.COM

                                   SCHEDULE 1

                       INFORMATION REGARDING THE MANAGERS
                         OF EQUITY RESOURCES GROUP, INC.


         Set forth in the table below are the names of the members of Equity Resources Group, Inc., the Manager of the Purchaser and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 14 Story Street Cambridge, MA 02138.

Eggert Dagbjartsson   Executive Vice President and Principal, Equity Resources
                      Group Inc., 1992-Present General Partner, Equity Resource
                      Lexington Fund Limited Partnership, 1999-Present

                      Mr. Dagbjartsson began working at Equity Resources Group, Inc. (ERG) in 1985. In 1989, Mr. Dagbjartsson became ERG's Chief Investment Officer, with primary responsibility for the valuation and negotiation of investment acquisitions for various Equity Resource Funds. In 1992, Mr. Dagbjartsson became Executive Vice President and Principal of ERG. In addition to being the General Partner of Equity Resource Lexington Fund, Mr. Dagbjartsson is a Co-General Partner of various Equity Resources Funds.


Equity Resources Lexington Fund Limited Partnership was formed under Massachusetts law in August 2000 for the purpose of providing a secondary market for real estate limited partnership interests. Its predecessor entity, Equity Resource Group, Inc., was formed under Massachusetts law in March 1981 for the purpose of providing financial consulting services in the field of real estate limited partnerships syndicated through private placement offerings. The corporation's functions include advising real estate developers, investors and syndicators in the areas of financial analysis, negotiation and the structuring of investment entities.

                                   SCHEDULE 2

                       PROPERTIES OWNED BY THE PARTNERSHIP

         For a summary of the Properties owned by the Partnership, see Section 10 of the Offer.

                          EQUITY RESOURCES GROUP, INC.
                                 14 STORY STREET
                               CAMBRIDGE, MA 02138
                                 (617) 876-4800
                            INFO@EQUITYRESOURCES.COM